Exhibit 99.2

ECOLAB INC.

SUPPLEMENTAL REVISED CONSOLIDATED STATEMENT OF INCOME FOR EACH OF THE QUARTERLY PERIODS ENDED MARCH 31, JUNE 30, SEPTEMBER 30 AND DECEMBER 31, 2017 AND FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2017

(unaudited)

(millions, except per share amounts)	2017

	First Quarter Ended March 31	Second Quarter Ended June 30	Third Quarter Ended September 30	Fourth Quarter Ended December 31	Twelve Months Ended December 31
Net sales
Product and equipment sales	$2,604.4	$2,853.5	$2,937.2	$3,021.2	$11,416.3
Service and lease sales	558.0	606.5	627.2	627.9	2,419.6
Total net sales	3,162.4	3,460.0	3,564.4	3,649.1	13,835.9

Cost of sales
Product and equipment cost of sales	1,500.7	1,663.1	1,679.8	1,747.6	6,591.2
Service and lease cost of sales	351.1	382.2	384.9	390.4	1,508.6
Total cost of sales (including special charges (a))	1,851.8	2,045.3	2,064.7	2,138.0	8,099.8

Selling, general, and administrative expenses	947.2	958.2	930.8	953.5	3,789.7
Special (gains) and charges	6.2	36.8	4.9	(51.6)	(3.7)
Operating income	357.2	419.7	564.0	609.2	1,950.1

Other (income)/expense	(16.8)	(16.8)	(16.9)	(16.8)	(67.3)
Interest expense, net (including special charges (b))	62.5	59.7	55.1	77.7	255.0
Income before income taxes	311.5	376.8	525.8	548.3	1,762.4
Provision for income taxes	54.2	80.5	129.3	(20.2)	243.8
Net income including noncontrolling interest	257.3	296.3	396.5	568.5	1,518.6
Net income attributable to noncontrolling interest	3.3	1.5	3.4	5.8	14.0
Net income attributable to Ecolab	$254.0	$294.8	$393.1	$562.7	$1,504.6

Earnings attributable to Ecolab per common share
Basic	$ 0.87	$ 1.02	$ 1.36	$ 1.95	$ 5.20
Diluted	$ 0.86	$ 1.00	$ 1.34	$ 1.92	$ 5.12

Weighted-average common shares outstanding
Basic	290.6	289.8	289	289.1	289.6
Diluted	295.0	294.1	293.4	293.6	294.0

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Revised reported GAAP diluted EPS	$ 0.86	$ 1.00	$ 1.34	$ 1.92	$ 5.12
Special (gains) and charges, after tax	0.02	0.16	0.01	0.01	0.19
Discrete tax net expense (benefit)	(0.08)	(0.03)	0.03	(0.54)	(0.63)
Revised Non-GAAP adjusted diluted EPS	$ 0.80	$ 1.12	$ 1.38	$ 1.38	$ 4.68

(a)

Total cost of sales includes special charges of $1.5 million, $24.4 million, $0.3 million, and $17.8 million in the first, second, third and fourth quarters of 2017, respectively, which are recorded in Product and equipment cost of sales.

(b)	Net interest expense includes special charges of $21.9 million in the fourth quarter of 2017.

Notes:

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

The revised Consolidated Statements of Income for each of the four quarters of 2017 and for the twelve months ended December 31, 2017 reflect the adoption of the new revenue and new pension standards.

The Company adopted Accounting Standards Codification Topic 606 Revenue from Contracts with Customers and the related amendments (“the new revenue standard”) using the full retrospective method. The new revenue standard was applied to all periods presented and the cumulative effect of applying the standard is recognized at the beginning of the earliest year presented. The Company identified additional performance obligations primarily related to performing service activities, which were explicitly or implicitly included in contracts with customers. These performance obligations, when aggregated with service revenue reported, represent more than 10% of net sales. Upon adoption of the new revenue standard, service and leased equipment revenue are reported separately from product and sold equipment revenue. Concurrent with the adoption of the new revenue standard, the Company reclassified certain costs from selling, general and administrative expenses into cost of sales, to align the cost of providing the service with the recognition of service revenue.

On January 1, 2018, the Company also retrospectively adopted Accounting Standards Update 2017-07 Compensation – Retirement Benefits:  Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“the new pension standard”) for presentation of the components of net periodic benefit costs for pension and other postretirement benefits within the Consolidated Statement of Income. Under the new pension standard, non-service components of net periodic benefit cost are presented in other (income)/expense, while the service component will continue to be recorded with compensation cost in cost of sales and selling general and administrative expenses.

The revised diluted earnings per share (“EPS”) table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including revised non-GAAP adjusted diluted EPS. The table above provides a reconciliation of diluted earnings per share, as revised, to the non-GAAP measure of adjusted diluted earnings per share. We use this non-GAAP measure internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of this measure provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. This non-GAAP financial measure is not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view this measure in conjunction with the GAAP measure included in the table.